UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2009
Date of Report (Date of earliest event reported)

NATURALLY ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-50367	98-0359306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 402, 1008 Homer Street, Vancouver, B.C., Canada	V6B 2X1
(Address of principal executive offices)	(Zip Code)

(604) 683-8582
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 5, 2009, Naturally Advanced Technologies Inc. (the "Company") appointed Jeremy K. Jones to its board of directors. With the addition, the Company's board has eight members. Also, management confirmed that all proposals presented at the Annual General Meeting of Shareholders held on August 6, 2009 were approved.

Jones, 54, was Vice President of Koch Genesis, the venture arm of Koch Industries, the largest private company in the United States from 2007 through 2009. At Koch he was responsible for deal sourcing, diligence and structuring in areas such as renewable fuels, biopolymers, medical textiles and advanced fibers for Koch's operating businesses INVISTA, Georgia-Pacific and Flint Hills Resources. Prior to Koch, Jones was in leadership and corporate officer roles in Fortune 500 companies such as Polaroid, Motorola and Cabot Microelectronics, where he built several businesses in optical and electronic materials, as well as in start-ups such as Crosslink, a St. Louis company commercializing conductive polymer materials. Jones has a Master of Science in Materials Engineering from Worcester Polytechnic Institute and an MBA from Babson College.

As a consequence of the appointment of Mr. Jones, the Board of Directors and Executive Officers of the Company are now comprised of the following:

Name	Position
Kenneth C. Barker	Chief Executive Officer and a Director
Guy Prevost	Chief Financial Officer and a Director
Jason Finnis	President, Chief Operating Officer and a Director
Larisa Harrison	Chief Administration Officer, Secretary, Treasurer and a Director
Miljenko Horvat	Chairman of the Board and a Director
Robert Edmunds	Director
Peter Moore	Director
Jeremy K. Jones	Director

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NATURALLY ADVANCED TECHNOLOGIES INC.
DATE: August 6, 2009	By: /s/ Guy Prevost Guy Prevost Chief Financial Officer and a Director

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